Exhibit 99.2

Radisys Corporation

Companies Included in the Chief Executive Officer Salary Benchmarking Data

Aeroflex Holding	Integrated Silicon Solution
Amtech Systems	Intermec
Aruba Networks	IPG Photonics
Avid Technology	Keithley Instruments
Cabot Microelectronics	Key Tronic
Cavium	Mellanox Technologies
Comverge	Microsemi
Conexant Systems	MTS Systems
Cymer	Neophotonics
DDi	OSI Systems
Dot Hill Systems	Powerwave Technologies
EMS Technologies	QLogic
Emulex	Quantum
Energy Conversion Devices	Rambus
Entegris	Rofin Sinar Technologies
Entropic Communications	Rogers
EXFO	Silicon Laboratories
Fabrinet	STEC
FEI	Tessera Technologies
Hutchinson Technology	Volterra Semiconductor
Wayside Technology Group